EXHIBIT 23.1



                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Prospectus constituting part of this Registration Statement, on Form SB-2 (File No. 333-71411) of our report dated June 16, 1999, on the consolidated financial statements of Ubarter.com Inc. as of and for the year ended March 31, 1999, and our report dated April 17, 1999, on the consolidated financial statements of Barter Business Exchange Inc. as of and for the years ended February 28, 1999 and 1998, which appear in the Prospectus. We also consent to the reference to our Firm under the heading "Experts" in the Prospectus.



/s/ MOSS ADAMS LLP


Seattle, Washington
September 29, 1999